Exhibit 4.3

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of October 10, 2012, is by and among BRAVO BRIO RESTAURANT GROUP, INC., an Ohio corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (the “Guarantors”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”) and each Lender party hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of October 26, 2010 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Lenders amend the Credit Agreement and the Required Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

As of the Amendment Effective Date (as hereinafter defined), the Credit Agreement is hereby amended in the following respects:

1.1 Amendment to Section 6.10(a)(iii). Section 6.10(a)(iii) of the Credit Agreement is amended and restated in its entirety to read as follows:

(iii) the Borrower may repurchase, redeem, or otherwise acquire for value any Equity Interests of the Borrower and/or make additional dividends and distributions to its shareholders not otherwise permitted pursuant to this Section 6.10 so long as, with respect to any such Restricted Payment, (A) no Default or Event of Default then exists or would exist after giving effect to such Restricted Payment, (B) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such payment on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (C) the aggregate amount of

Restricted Payments made by the Borrower pursuant to this clause (iii) do not exceed (1) $10,000,000 in any fiscal year, and (2) $20,000,000 for all such Restricted Payments made after the Closing Date; provided that with respect to any proposed Restricted Payment of the type described in this clause (iii), if (I) after giving effect on a Pro Forma Basis to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 1.00 to 1.00 (as demonstrated to the reasonable satisfaction of the Administrative Agent prior to the date of such Restricted Payment) and (II) the conditions set forth in the foregoing clauses (A) and (B) have otherwise been satisfied, the Borrower shall be permitted to make such Restricted Payment without regard to the limitations set forth in clause (C) above (it being understood and agreed that (x) in determining whether a proposed Restricted Payment would be permitted under clause (C) above at a time where the condition set forth in clause (I) of this proviso would not be satisfied with respect to such Restricted Payment, all Restricted Payments made in reliance on this clause (iii) during such fiscal year or after the Closing Date, as applicable, shall be considered in determining whether such Restricted Payment would be permitted under such clause (C) and (y) any Restricted Payment that is permitted by this clause (iii) at the time it is made shall thereafter be permitted by this clause (iii) regardless of whether the conditions set forth in foregoing clause (A) through (C) above continue to be satisfied);

1.2 Amendment to Section 6.10(a)(v). Section 6.10(a)(v) of the Credit Agreement is amended and restated in its entirety to read as follows:

(v) [Reserved]; and

ARTICLE II

2.1 Closing Conditions. This Amendment shall be deemed effective as of the date set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Administrative Agent and the Required Lenders.

(b) Legal Fees and Expenses. Moore & Van Allen PLLC shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

ARTICLE III

MISCELLANEOUS

3.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

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3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in the Credit Documents are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and each other Credit Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and each other Credit Document to which it is a party applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

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3.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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BRAVO BRIO RESTAURANT GROUP, INC

FIRST AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	BRAVO BRIO RESTAURANT GROUP, INC.

	By:	/s/ James J. O’Connor
	Name:	James J. O’Connor
	Title:	Chief Financial Officer, Treasurer and Secretary

GUARANTORS:	BRAVO DEVELOPMENT OF KANSAS, INC.

	By:	/s/ James J. O’Connor
	Name:	James J. O’Connor
	Title:	Vice President and Secretary

BRIO TUSCAN GRILLE OF MARYLAND, INC.

	By:	/s/ James J. O’Connor
	Name:	James J. O’Connor
	Title:	Vice President and Secretary

CHERRY HILL TWO, LLC By Bravo Brio Restaurant Group, Inc. its sole member

	By:	/s/ James J. O’Connor
	Name:	James J. O’Connor
	Title:	Chief Financial Officer, Treasurer and Secretary

BRAVO BRIO RESTAURANT GROUP, INC

FIRST AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders

	By:	/s/ Sally Hoffman
	Name:	Sally Hoffman
	Title:	Managing Director

BRAVO BRIO RESTAURANT GROUP, INC

FIRST AMENDMENT TO CREDIT AGREEMENT

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Sally Hoffman
	Name:	Sally Hoffman
	Title:	Managing Director

BRAVO BRIO RESTAURANT GROUP, INC

FIRST AMENDMENT TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.

By:	/s/ John H. Schmidt
Name:	John H. Schmidt
Title:	Senior Vice President

BRAVO BRIO RESTAURANT GROUP, INC

FIRST AMENDMENT TO CREDIT AGREEMENT

THE HUNTINGTON NATIONAL BANK

By:	/s/ Amanda M. Sigg
Name:	Amanda M. Sigg
Title:	Vice President

BRAVO BRIO RESTAURANT GROUP, INC

FIRST AMENDMENT TO CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Marianne Meil
Name:	Marianne Meil
Title:	Senior Vice President

BRAVO BRIO RESTAURANT GROUP, INC

FIRST AMENDMENT TO CREDIT AGREEMENT

REGIONS BANK

By:	/s/ Kelly Nyquist
Name:	Kelly Nyquist
Title:	Assistant Vice President